Exhibit 10.23
March 16, 2007
Robert Warfield
3470 Merrill Road
Aptos, California 95003
     Re:      Separation Agreement and Release of Claims
Dear Bob:
This letter is to confirm our agreement with you with respect to your separation from Callidus Software Inc. (“Callidus” or the “Company”). This agreement includes the separation and release terms that have been previously discussed with you and which are a necessary part of such agreements with the Company. To ensure that there are no ambiguities, this letter explains in detail both your rights and obligations and those of the Company upon separation of your employment and your full release of any and all claims against the Company.
Your employment with Callidus will end upon the close of business August 15, 2007 (“Separation Date”). Upon your Separation Date we will provide you the following benefits:
1.	You will receive a final check with your base salary pay up to and including your Separation Date and any vacation pay that has accrued to that date, minus applicable withholding taxes;

2.	If you are contributing to the Callidus 401(k) Plan, your contributions will cease upon your Separation Date;

3.	If you are a beneficiary to Callidus’ life insurance coverage, your coverage will cease upon your Separation Date;

4.	Callidus will pay any reasonable Callidus business expenses incurred by you prior to the Separation Date, so long as you properly submit the appropriate documentation to Patricia Ducote in Accounting within 30 days of your Separation Date;

5.	Vesting on stock options that have been granted to you will cease upon your Separation Date. You will have 90 days from your Separation Date to exercise any vested shares. Should you need assistance or have any questions on the process and necessary items to exercise such shares, please contact Virginia Sajor at (408) 808-6597.

6.	If you are participating in the Employee Stock Purchase Plan (ESPP), your participation will cease on your Separation Date and any money that has been deducted from your paycheck up to this point will then be refunded to you in your final check.
You understand and agree that Callidus may deduct any unpaid company credit cards (AMEX), phone cards, and equipment replacement costs for Callidus equipment assigned to you (other than the notebook computer described below) that has not been returned, from any final amounts owed to you under your employment or this separation letter. You also understand and agree that you will not be eligible for a performance or incentive bonus for any services provided by you from April 1, 2007 forward, unless the CEO in his discretion has determined that based on your continued efforts for Callidus from April 1, 2007 forward you should be eligible for a second quarter 2007 bonus and documents his determination in writing.

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Callidus and you have agreed to additional benefits to be provided to you, to which you would otherwise not be entitled, in exchange for you signing a Release of Claims as part of this separation agreement. Specifically, once you have signed this letter below indicating your agreement to these terms, and after your Separation Date you have additionally signed the attached Release of Claims document, and the revocation period has expired, then:
1.	Callidus will provide you with the equivalent of an additional 4.5 months of base pay or $96,412.50 less applicable taxes, withholdings and deductions.

2.	Callidus will provide you with an additional $6,040.13 to cover 4.5 months of COBRA health coverage, less applicable taxes, withholdings and deductions, commencing on the month following your Separation Date.

3.	Callidus will permit you to retain your current Callidus notebook computer.
The Release of Claims document will be in the form as attached hereto, but will be subject to modifications to the document, if upon the advice of counsel, such modifications are necessary to comply with applicable law as of the Separation Date. In addition to signing the Release of Claims document, the additional benefits as outlined on this page 2 are also contingent upon your full cooperation in the transition of any job duties which you are currently assigned or working on, your agreement to comply with the obligations and the terms of this separation agreement, your continued compliance with the attached Employment, Confidential Information and Invention Assignment Agreement which you have signed, your agreement to work full time on site at the Company Headquarters in San Jose, California through April 1, 2007 as the Chief Technology Officer, and to then work as an offsite employee who will be available, responsive and cooperative in supporting the Company from April 2, 2007 through August 15, 2007. You acknowledge that during your employment, you may have obtained confidential, proprietary and trade secret information, including information relating to the Company’s products, plans, designs, employees, and other valuable confidential information. In accordance with the attached Employment, Confidential Information and Invention Assignment Agreement, and as a term of this separation agreement, you agree not to disclose any such confidential information unless required by subpoena or court order, and that you will first give the Company written notice of such subpoena or court order with reasonable advance notice to permit the Company to oppose such subpoena or court order if it chooses to do so. You also agree not to use any such confidential information, employee specific information, company trade secrets, or proprietary information to recruit or hire employees from Callidus. You further agree that, for a period of twelve (12) months immediately following the Separation Date, you shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, take away such employees from the Company, or attempt to so solicit, induce, recruit, encourage or take away employees of the Company, either for yourself or on behalf of any other person or entity.
You agree that you will not impugn the business of the Company, including the use of defamatory statements towards the company, officers, directors, or former or current employees. Callidus also agrees that it will not impugn you or make defamatory statements about you.
You agree, acknowledge, and understand that material failure by you to meet your obligations and commitments as outlined herein including, but not

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limited to those regarding confidentiality, non-solicitation, and availability will result in damages by you to Callidus in the amount of the additional benefits and considerations outlined on page 2 of this Agreement. If such payments have already been made to you, you agree to immediately repay the amounts Callidus paid to you. You agree that these legal rights do not prevent Callidus from pursuing any other legal rights or claims Callidus may have against you, however Callidus agrees that any repayments you have made to Callidus for such a material failure of your obligations will be credited towards any other claims which may be brought by Callidus against you.
From April 1, 2007 until August 15, 2007, during the time you are still an employee of Callidus, you will abide by the provisions of the Callidus Employee Handbook, including the Conflicts of Interest and Business Opportunities policy, which provides that you will not work, in any capacity, for a competitor, customer or supplier while employed by Callidus. You are permitted to accept part time consulting work which is in compliance with the Callidus Employee Handbook Conflict of Interest and Business Opportunities policy and which does not interfere with your availability to Callidus.
If, after carefully reviewing these terms and conditions, you wish to accept these terms as outlined, then please sign below indicating your agreement. Note however that the final Release of Claims document will be provided to you for signature on your actual Separation Date of August 15, 2007.
We wish you the best of success in your future endeavors.
Sincerely,
/s/ Robert Youngjohns
Robert Youngjohns
Chief Executive Officer
Callidus Software Inc.

Encl.	Accepted and agreed on March 16, 2007.
	By:	/s/ Robert Warfield
Robert Warfield

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RELEASE OF CLAIMS
In exchange for the above-mentioned benefits, you, on behalf of your heirs, spouse and assigns, hereby agree to release Callidus, fully and finally, from any claims of any and every kind, nature and character, known or unknown, foreseen or unforeseen that you may have against Callidus, its past and present affiliates, agents, officers, directors, shareholders, employees, attorneys, insurers, successors and assigns. These claims may include, among others, any claims arising out of your offer of employment, your employment or Separation of your employment with the Company or your right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law. These claims may include any claims prohibiting discrimination in employment. This release includes, but is not limited to, any claims under original and amended versions of Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866; the Civil Rights Act of 1991; the California Fair Employment and Housing Act; the Worker Adjustment and Retraining Notification Act or its California equivalent (Cal. Labor Code sections 1400-1408; the California Constitution; the California Worker’s Compensation Act; the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the American with Disabilities Act, and any common law, tort or contract or statutory claims, and any claims for attorneys’ fees and costs.
By signing this release, you will acknowledge that unknown losses or claims exist or that present losses may have been underestimated in amount or severity, and that you explicitly took such claims into consideration in entering into this agreement. You expressly waive and release any and all rights and benefits under Section 1542 of the Civil Code of the State of California (or any analogous law of any other state), which reads as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with debtor.
You fully understand that, if any fact with respect to any matter covered by this separation agreement including the Release of Claims is found hereafter to be other than or different from the facts now believed by you to be true, you expressly accept and assume that this separation agreement including the Release of Claims shall be and remain effective, notwithstanding such difference in the facts.
In the event of any dispute or claim relating to or arising out of our employment relationship, the Separation of that relationship, or this agreement (including, but not limited to, any claims of wrongful Separation, breach of contract or age, sex, race, disability or other discrimination or harassment), you and Callidus agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, California, with the neutral arbitrator exercising all powers and remedies of a Judge. Such arbitrator shall prepare a written decision that sets forth the essential findings and conclusions upon which the award is based. The Company shall pay for all costs that are unique to the

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arbitration, including arbitration forum costs. By signing this agreement you and Callidus waive your rights to have such disputes tried by a judge or a jury.
This separation agreement sets forth the entire agreement between you and Callidus and supersedes any and all of the other agreements between you and Company, except for the Employment, Confidential Information and Invention Assignment Agreement which you have signed and which will remain in full force and effect. No one has promised you anything that is different from what is set forth in this agreement. You understand and agree that this separation agreement shall not be deemed or construed at any time or for any purposes as an admission of any liability or wrongdoing by either you or the Company. Any modifications to this separation agreement must be in writing and signed by an authorized representative of Callidus. This separation agreement has been made in California and California law applies to it. If any part is found to be invalid, the remaining parts of the agreement will remain in effect as if there were no invalid part.
You represent you are over the age of 40. As such, in accordance with the Older Workers Benefit Protection Act, you have been provided at least 21 days from the date of this separation letter to accept its terms. You should take sufficient time to consult an attorney about these terms. Once you execute this letter, you will have an additional seven (7) days in which to revoke your acceptance. To revoke, you must deliver to me a written statement of revocation. By your signature below, you understand and acknowledge that you are required to repay Callidus for any amounts received by you beyond the date of this letter in the event that you voluntarily decide to revoke your rights. You also understand and agree that if any suit is brought to enforce the provisions of this separation agreement, the prevailing party shall be entitled to its costs, expenses, and attorneys’ fees as well as any and all other remedies specifically authorized under the law.
EMPLOYEE’S ACCEPTANCE OF SEPARATION AGREEMENT
I HAVE CAREFULLY READ AND FULLY UNDERSTAND AND VOLUNTARILY AGREE TO ALL THE TERMS OF THE SEPARATION AGREEMENT AND THE RELEASE OF CLAIMS IN EXCHANGE FOR THE ADDITIONAL BENEFITS TO WHICH I WOULD OTHERWISE NOT BE ENTITLED.
Agreed and Accepted:

Robert Warfield	Date

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